EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Management Board of ALTANA AG:

We consent to the incorporation by reference in this Registration Statement on Form S-8 (Registration No. 333-109074) of our report dated March 3, 2003, except for Note 31, which is as of April 10, 2003, with respect to the consolidated balance sheet of ALTANA Aktiengesellschaft as of December 31, 2002, and the related consolidated income statements, statements of changes in shareholders’ equity and statements of cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 Annual Report on Form 20-F of ALTANA Aktiengesellschaft, and to our naming as experts in such Registration Statement.

Frankfurt am Main, Germany

September 24, 2004

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft